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                                                                     EXHIBIT 2.2

                            STOCK OPTION AGREEMENT


  STOCK OPTION AGREEMENT, dated September 14, 1999, between Microsoft Corporation, a Washington corporation ("Grantee"), and Visio Corporation, a Washington corporation ("Issuer").


                             W I T N E S S E T H:


  WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Reorganization Agreement"), which agreement has been executed by the parties hereto immediately prior to this Agreement; and

  WHEREAS, as a condition to Grantee's entering into the Reorganization Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Reorganization Agreement, the parties hereto agree as follows:

  1.  Grant of Option.

(a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 6,012,500 fully paid and nonassessable shares (such shares, together with any other securities or other property resulting from any adjustment pursuant to Sections 5 or 6 of this Agreement, being referred to herein as the "Option Shares") of Issuer common stock, $0.01 per value per share ("Common Stock") at a price of $42.78 per share (the "Option Price"); provided, however, that in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of Issuer's issued and outstanding common shares. The number of Option Shares that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.


(b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, it equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Reorganization Agreement.

  2.  Exercise of Option.
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(a)  Grantee may exercise the Option, in whole or part, if, but only if,  a
     Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in subsection (d) of this Section 2) on or prior to the last day of the one (1) year period following such Triggering Event (the "Option Expiration Date"). The right to exercise the Option shall terminate upon the first to occur of the Option Expiration Date and the Exercise Termination Event. Each of the following shall be an Exercise Termination
     Event: (i) the Effective Time of the Merger; and (ii) termination of the Reorganization Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of a Triggering Event in circumstances under which the fee specified in Section 8.3(b) of the Reorganization Agreement cannot become payable.

(b) The term "Triggering Event" shall mean the occurrence of any event or circumstance that results in the fee specified in Section 8.3(b) of the Reorganization Agreement becoming payable to Grantee.

(c) Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

(d) In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 40 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.
     Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(e) At the closing referred to in subsection (d) of this Section 2, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

(f) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (e) of this Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by Grantee and, if

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     the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(g) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission ("SEC"), or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses
     (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

(h) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (d) of this Section 2 and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this
     Section 2 in the name of Grantee or its assignee, transferee or designee.

  3. Certain Agreements of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to

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purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and (iii) promptly to take all action as may from time to time be required (including complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S) 18a and regulations promulgated thereunder) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

  4. Replacement Agreements and Options. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

  5. Anti-Dilution. The number of Option Shares purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

(a) In the event of any change in Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted.

(b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

(c) In the event Issuer shall at any time after the date hereof and prior to the Exercise Termination Event issue or distribute any securities or assets in respect of, or in lieu of or in exchange for Common Stock (other than pursuant to a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapitalization, or otherwise, Issuer shall make such adjustments, if any, in the Option Price and/or the number of shares of Common Stock issuable upon exercise of the Option as are necessary

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     to fully preserve the interests of the Grantee in the Option.

  6. Registration Rights. Upon the occurrence of a Triggering Event prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 30 days of such Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), as promptly as practicable prepare, file and keep current, at Issuer's expense, a shelf registration under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its commercially reasonable best efforts to cause such registration statement to become effective and remain current and effective in order to permit the sale or other disposition of any Option Shares in accordance with any plan of distribution reasonably requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be necessary to effect such sales or other dispositions. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding sixty (60) days in the aggregate if the Issuer board of directors shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer or if Issuer is required under the 1933 Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of customary representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. The expenses associated with the preparation and filing of any such registration statement pursuant to this Section 6 (including any fees related to blue sky qualifications and filing fees in respect of the SEC or the National Association of Securities Dealers, Inc.) (collectively, the "Registration Expenses") will be for the account of Issuer except for underwriting discounts or commissions or brokers' fees in respect of shares of Common Stock to be sold by the Grantee and the fees and disbursements of the Grantee's counsel; provided, however, that Issuer will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee; provided further, however, that if at the time of such withdrawal Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of Issuer from that known to Grantee at the time of its request and has withdrawn the request with reasonable promptness following disclosure by Issuer of such material adverse change, then the Grantee will not be required to pay any of such expenses.


  7.  Substitute Options.

(a) In the event that prior to an Exercise Termination Event, Issuer shall enter

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     into an agreement other than the Reorganization Agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.


(b)  The following terms have the meanings indicated:


(1) An "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.



(2) "Substitute Common Stock" shall mean the common stock to be issued by the issuer of the Substitute Option upon exercise of the Substitute Option.



(3) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the twenty trading days immediately preceding the fifth business day prior to the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.


(c) The Substitute Option shall have the same terms as the option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d)  The Substitute Option shall be exercisable for such number of shares of

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     Substitute Common Stock as is equal to the Option Price multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer') shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

(f) Issuer shall not enter into any transaction described in subsection (a) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

  8.  Rights of Substitute Option Holders and Substitute Share Owners.

(a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price') equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) Grantee's Out-of-Pocket Expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

(b)  The Substitute Option Holder or the Substitute Share Owner, as the case


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     may be, may exercise its right to require the Substitute Option Issuer to repurchase the Substitute Option and any Substitute Shares pursuant to this
     Section 8 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) or certificates for Substitute Shares, as applicable, accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 8. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 8 is prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly
     (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less Out-of-Pocket Expenses and the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price less Out-of-Pocket Expenses, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so

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     prohibited from repurchasing, assuming that the portion of the Substitute
     Option Repurchase Price theretofore delivered is first applied to the payment of Out-of-Pocket Expenses and any remainder is applied to the repurchase of Substitute Option Shares.

  9.  Extension of Time.  The period for exercise of certain rights under
Section 2 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act") by reason of such exercise.

 10. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:


(a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.


(b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.


(c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Company's Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.


  11. Representations and Warranties of Grantee.  Grantee hereby represents and

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warrants to the Issuer that (i) Grantee, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of an investment in the Common Stock, and (ii) any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option shall be acquired for Grantee's own account and will not taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

  12. Limitation of Grantee Profit.

(a) Notwithstanding any other provisions herein, in no event shall Grantee's Total Profit (as defined below) exceed $50 million (the "Maximum Profit") and, if it otherwise would exceed amount, Grantee, at its sole discretion, shall either (i) reduce the number of shares subject to the Option, (ii) deliver to Issuer for cancellation shares of Common Stock (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

(b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount of (A) any excess of (1) the net cash amounts received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated third party within 12 months after the exercise of the Option, over (2) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Grantee on the transfer of the Option plus (C) any amounts received by Grantee pursuant to Section 8.3(b) of the Merger Agreement, minus (ii) the sum of amounts of any cash previously paid to Issuer pursuant to this Section 12 plus the value of the Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to this Section 12.

(c) Notwithstanding any other provisions of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any payment provided for in Section 8.3 of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to comply with the terms of
     Section 12(a) within 15 days of the latest of (i) the date of receipt of such payment, (ii) the date of receipt of the net cash by Grantee pursuant to the sale of Option Shares (or securities into which such Option Shares are converted or exchanged) to any unaffiliated party within 12 months after the exercise of this Option with respect to such Option Shares, and
     (iii) the date of receipt of net cash from disposition of this Option.

  13. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

  14. Best Efforts. Each of Grantee and Issuer will use its reasonable efforts to make all

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filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement; provided that neither Issuer nor Grantee nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or of any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

  15. Damages an Inadequate Remedy. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

  16. Effect of Unenforceability of Terms. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Grantee is not permitted to acquire the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 5 hereof) it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  17. Notices. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Reorganization Agreement.

  18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  20. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  21. Entire Agreement. Except as otherwise expressly provided herein or in the Reorganization Agreement, this Agreement and the Reorganization Agreement constitute the

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

entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, with respect to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors (except as assigns), any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  22. Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Reorganization Agreement.


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                                      -12-

                     SIGNATURE PAGE-STOCK OPTION AGREEMENT


  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                    MICROSOFT CORPORATION



                                    By: /s/ Robert A. Shel
                                       ---------------------------
                                    Its: Assistant Secretary
                                        --------------------------



                                    VISIO CORPORATION


                                    By: /s/ Jeremy A. Jaech
                                       ---------------------------
                                    Its: President and Chief
                                         Executive Officer
                                        --------------------------

                                      -13-